Exhibit 99.1
FOR IMMEDIATE RELEASE Atari, Inc. 417 Fifth Avenue New York, NY 10016 www.atari.com Contact: Arturo Rodriguez Atari, Inc. 212-726-4234 arturo.rodriguez@atari.com
Atari, Inc. Secures $10,000,000 Senior Secured Credit Facility
NEW YORK, October 24, 2007, Atari, Inc. (Nasdaq: ATAR), today announced that funds affiliated with BlueBay Asset Management plc had purchased all of the $3.0 million of loans outstanding under the Company’s Credit Facility with Guggenheim Corporate Funding, LLC and that it had entered into a Senior Secured Credit Facility with BlueBay High Yield Investments (Luxembourg) S.A.R.L., as the successor administrative agent. BlueBay is a significant shareholder of Infogrames Entertainment, S.A., Atari’s majority stockholder.
The Senior Secured Credit Facility waives and amends certain provisions of the Guggenheim Credit Facility, increases the availability to $10.0 million, eliminates the borrowing base requirements and certain prepayment fees, and extends the maturity of the outstanding borrowings to December 31, 2009. The two year $10.0 million Senior Secured Credit Facility is a first step in securing financing to build inventory for the 2007 calendar holiday season and for day-to-day working capital needs. The $10.0 million does not fully satisfy Atari’s funding requirements and additional financing is being sought.
Curt G. Solsvig III, Chief Restructuring Officer of Atari, said, “This revised Credit Facility is a major step in addressing Atari’s liquidity needs and providing financing to support its near term business plan.”
The Senior Secured Credit Facility raises the borrowing availability which had previously been limited by a letter agreement entered into on October 1, 2007 with Guggenheim waiving non-compliance or potential non-compliance with certain representations and covenants and limiting the aggregate revolving commitment under the credit facility to no more than $3.0 million.
***
About Atari
New York-based Atari, Inc. (Nasdaq: ATAR) develops interactive games for all platforms and is a third-party publisher of interactive entertainment software in the U.S. The Company’s 1,000+ titles include hard-core, genre- defining franchises such as Test Drive(R); and mass-market and children’s franchises such Dragon Ball Z(R). Atari, Inc. is a majority-owned subsidiary of France-based Infogrames Entertainment SA (Euronext — ISIN: FR-0000052573), an interactive games publisher in Europe. For more information, visit http://www.atari.com.
Safe Harbor Statement
With the exception of the historical information contained in this release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management’s current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may vary materially from those expressed or implied by the statements herein. Some of the factors which could cause our results to differ are set forth in our SEC filings.
The Company undertakes no duty to update any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.